EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (333-209716) of AptarGroup, Inc. of our report dated June 18, 2020, relating to the financial statements and supplemental schedules of AptarGroup, Inc. Profit Sharing and Savings Plan which appear in this Form 11-K for the year ended December 31, 2019.

DO
/s/ BDO USA, LLP
BDO USA, LLP

Chicago, Illinois

June 18, 2020